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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            -----------------------

                                  SCHEDULE TO

                                 (RULE 14d-100)
       Tender Offer Statement Pursuant to Section 14(d)(1) or 13(e)(1) of
                      the Securities Exchange Act of 1934

                              CHEMFAB CORPORATION
                           (Name of Subject Company)

                             PPLC ACQUISITION CORP.
                                 NORTON COMPANY
                           COMPAGNIE DE SAINT-GOBAIN
                                   (Offerors)

                    Common Stock, Par Value, $0.10 per Share
                         (Title of Class of Securities)

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                                   16361L102
                     (Cusip Number of Class of Securities)

                              John R. Mesher, Esq.
                            Saint-Gobain Corporation
                             750 E. Swedesford Road
                             Valley Forge, PA 19482
                           Telephone: (610) 341-7000
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                and Communications on Behalf of Filing Persons)

                                   Copies to:
                             Carole Schiffman, Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                           Telephone: (212) 450-4000

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:
     |X| third-party tender offer subject to Rule 14d-1.
     |_|  issuer tender offer subject to Rule 13e-4.
     |_|  going-private transaction subject to Rule 13e-3.
     |_|  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. |_|


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